Exhibit (j)

           CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC
                                ACCOUNTING FIRM

We consent to the references to our firm under the caption "Financial Highlights" in the DWS High Income Fund's (formerly Scudder High Income Fund) (the "Fund") Class A, Class B, Class C, and Institutional Class Shares Prospectuses and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Fund's Class A, Class B, Class C, and Institutional Class Shares Statement of Additional Information, and to the incorporation by reference in Post-Effective Amendment Number 51 to the Registration Statement (Form N-1A, No. 2-60330) of our report dated November 9, 2005, on the financial statements and financial highlights of the Scudder High Income Fund, included in the Fund's Annual Report dated September 30, 2005.


                                                     /s/ERNST & YOUNG LLP


Boston, Massachusetts
January 25, 2006